Exhibit 99.1

Northwest Pipe Company Announces Management Change

PORTLAND, OR—(Marketwire - November 26, 2007) - Northwest Pipe Company (NASDAQ: NWPX), a leading manufacturer of water transmission pipe, announced today that effective January 1, 2008, Gary Stokes, Senior Vice President, Sales and Marketing, Water Transmission Group, will assume the new role of Senior Vice President, Water Transmission Group.

Mr. Stokes joined Northwest Pipe in 1987 as Vice President of Sales for our California Division. In 1988, he became the Director of Marketing for the Company. He was appointed Senior Vice President of Sales and Marketing in January 2002. Prior to joining Northwest Pipe, Gary was with L.B. Foster Co. for eleven years. During that time his responsibilities grew from District Manager in Portland, Tacoma and Hayward, California, to Product Manager and Regional Manager responsible for Foster’s West Coast sales.

Charles Koenig, Senior Vice President Operations, Water Transmission Group, has announced his decision to retire in July 2008. In the next several months, Mr. Koenig will focus his efforts on assisting Mr. Stokes in his transition by continuing two key projects; installing two new mills and a project to increase capacity on existing equipment.

Brian Dunham, President and CEO, stated, “We appreciate all that Chuck Koenig has done for Northwest Pipe over the years. He was a driver of growth in our Water Transmission Group. We are without question a better company today because of his influence. We all thank him for his years of service and leadership and wish him well in retirement. We are pleased that Gary Stokes will expand his leadership role in the company with this new role. He provides the benefit of continuity as well as a fresh perspective as we continue our strategy of growth in the Water Transmission Group.”

Northwest Pipe Company manufactures welded steel pipe and other products in three business groups. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, traffic signposts, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has ten manufacturing facilities across the United States and Mexico.

For more information, contact:

Brian Dunham

503-946-1200